Exhibit 99.1

For Immediate Release

Contact:
Jiangbo Pharmaceuticals, Inc.	CCG Investor Relations
Ms. Elsa Sung, CFO	Mr. Crocker Coulson, President
Phone: (954) 903-9378 ex 2	Phone: (646) 213-1915
E-mail:elsasung@jiangbo.com	E-mail: crocker.coulson@ccgir.com
http://www.jiangbopharma.com	http://www.ccgirasia.com

Jiangbo Pharmaceuticals Announces Fourth Quarter and
Fiscal Year 2010 Results

Laiyang, China, September 30, 2010 – Jiangbo Pharmaceuticals, Inc. (Nasdaq: JGBO) (“Jiangbo” or the “Company”), a pharmaceutical company with its principal operations in the People's Republic of China, today announced financial results for its fourth quarter and fiscal year ended June 30, 2010. The Company’s annual report on Form 10-K has been filed with the U.S. Securities and Exchange Commission and is available on the Company’s website.

Fiscal Year 2010 Corporate Event Highlights

•	On June 8, 2010, Jiangbo’s common stock began trading on The NASDAQ Global Market

•	On June 10, 2010, Jiangbo announced that it had obtained SFDA approval to produce Felodipine sustained release tablets, which is a well recognized generic drug to treat hypertension

•	Effective July 1, 2010, Mr. Linxian Jin took over the role of CEO from the Company’s Chairman, Mr. Wubo Cao, who will continue his role as the Chairman of the Company’s Board

Fourth Quarter FY 2010 Highlights:

•	Revenues decreased 5.9% year-over-year to $29.3 million

•	Gross profit was $21.1 million, a 8.2% decrease from the comparable period in 2009

•	Operating income decreased 17.1% year-over-year to $14.7 million

•	Net income decreased 37.5% to $7.2 million, or $(0.39) per fully diluted share

•
Non-GAAP adjusted net income was $9.8 million, or $0.65 per fully diluted share, for the three months ended June 30, 2010, down 19.1% from non-GAAP adjusted net income of $12.1 million, or $0.81 per fully diluted share, for the quarter ended June 30, 2009

Fiscal Year 2010 Highlights:

•	Total revenue decreased 17.0% year-over-year to $97.4 million

•	Gross profit decreased 20.3% to $71.3 million, as compared to the results in fiscal year 2009

•	Operating income decreased 3.1% year-over-year to $48.2 million

•	Net income grew 3.4% to $29.9 million, as compared to the results in fiscal year 2009

•
Non-GAAP adjusted net income was $30.9 million, or $2.04 per fully diluted share in fiscal year of 2010, down 13.0% from non-GAAP adjusted net income of $35.6 million, or $2.46 per fully diluted share in fiscal year 2009

“Fiscal year 2010 was a transitional year for Jiangbo as we worked to upgrade our traditional Chinese medicine (“TCM”) production facility and prepared for the introduction of new drugs. We are very pleased to have our shares begin trading on The NASDAQ Global Market, which is a significant milestone for our company,” commented Mr. Jin, Jiangbo’s Chief Executive Officer. “We are encouraged by the SFDA approval of our sustained release Felodipine tablets, which we believe will help counterbalance revenue declines of some of our more mature products such as Itopride and Baobaole Chewable tablets. While we have experienced delays in the renovation of our Hongrui facility for traditional Chinese medicine, we now expect to commence production of six of Hongrui’s TCM products in October.”

Fourth Quarter Results

Total revenue decreased 5.9% year-over-year to $29.3 million from $31.2 million. The Company carried five drugs during the quarter ended June 30, 2010, with Clarithromycin sustained release tablets accounting for 43.0% of total sales, Itopride Hydrochloride granules 24.4%, Baobaole chewable tablets 16.7%, and Radix Isatidis dispersible tablets 15.7% during the quarter. The year-over-year decrease in fiscal fourth quarter 2010 revenues reflects a 30.5% decline in sales of Baobaole chewable tablets, partly offset by sales increases of Clarithromycin sustained release tablets and Radix Isatidis dispersible tablets by 21.9% and 45.1%, respectively.

Gross profit decreased 8.2% to $21.1 million, from $23.0 million in the comparable period of fiscal year 2009. Gross margin decreased to 72.0% from 73.8% in the year ago quarter, mainly reflecting higher raw material costs for TCM herbs due to natural disasters in Southern China during the second half of fiscal year 2010. During the fourth quarter of fiscal year 2010, TCM accounted for about 20% of total cost of sales.

Selling, general and administrative expenses increased 26.8% to $5.3 million from $4.2 million in the same period of fiscal year 2009, primarily due to more marketing and promotional expenditures in the last quarter of fiscal year 2010 and more public company related expenses that were incurred in the same quarter.

Operating income decreased 17.1% to $14.7 million, as compared to $17.7 million in the same period of fiscal year 2009. Operating margin as a percentage of revenue decreased to 50.1% from 56.8% in the same period of fiscal year 2009.

Other expenses, comprised primarily of interest expenses, amortization expenses on convertible debentures, and change in fair value of derivative liabilities, were $3.2 million compared to $1.5 million for the three months ended June 30, 2009. Interest expense increased 140.5% to $4.2 million in the fourth quarter of fiscal year 2010, compared to $1.8 million in the year ago period, as a result of additional penalty interest incurred due to the Company’s delinquency in paying interest to its convertible debenture holders and its convertible note holders, and significantly increased amortization expenses related to write off of unamortized debt discount as convertible notes were converted into the Company’s common shares.

The provision for income taxes was $4.3 million in the fourth quarter of fiscal year 2010, compared to $4.7 million for the three months ended June 30, 2009.

Net income decreased 37.5% to $7.2 million from $11.5 million in the prior year’s comparable period, representing basic earnings per share of $0.62. Diluted earnings per share for the fourth quarter of fiscal year 2010 were $(0.39).

Excluding the impact of a loss from discontinued operations of approximately $43,023, an unrealized loss on investments of $0.1 million, a gain in fair value of derivative liabilities of $1.1 million, and amortization of debt discount and issuance costs related to convertible debentures of $3.5 million, non-GAAP adjusted net income for the fourth quarter of fiscal year 2010 was $9.8 million, or $0.85 per basic share, as compared to $12.1 million, or $1.15 per basic share, in the fourth quarter of fiscal year 2009.  Non GAAP adjusted fully diluted earnings per share were $0.65, as compared to $0.81 in the fourth quarter of fiscal year 2009. (For a reconciliation of adjusted non-GAAP net income and basic and diluted earnings per share with their nearest GAAP equivalents, please see the table at the end of this press release.)

Fiscal Year 2010 Results

Total revenue for fiscal year 2010 decreased 17.0% to $97.4 million from $117.4 million in fiscal year 2009. Gross profit decreased 20.3% to $71.3 million, as compared to $89.5 million in the prior year. Gross margin was 73.2%, compared to 76.2% last year, primarily due to reduced per unit sales prices as part of the Company’s effort to restructure its distribution and sales system in January 2009 and, to a lesser extent, due to higher TCM herb raw material costs during second half of fiscal year 2010. Operating income decreased 3.1% to $48.2 million from $49.8 million in fiscal year 2009. Operating margin increased to 49.5% from 42.4% in the prior year, mainly reflecting significantly reduced commission to the Company’s sales representatives after the distribution restructuring. Net income increased 3.4% to $29.9 million, as compared to $28.9 million in fiscal year 2009. Net margin as percentage of revenue expanded 6.0 percentage points to 30.6% from 24.6% in the comparable period. Fully diluted earnings per share were $1.36, compared to $0.09 in fiscal year 2009.

Excluding the impact of a loss from discontinued operations of $0.2 million, an unrealized gain on investments of $0.2 million, a gain in fair value of derivative liabilities of $14.6 million and amortization of debt discount and issuance costs related to convertible debentures of $15.6 million, non-GAAP adjusted net income for fiscal year 2010 was $30.9 million, or $2.79 per basic share, as compared to $35.6 million, or $3.54 per basic share, in fiscal year 2009. Non-GAAP adjusted diluted earnings per share were $2.04 in fiscal year 2010, as compared to $2.46 in fiscal year 2009.

Financial Condition

As of June 30, 2010, the Company had $108.6 million in cash, as compared to $104.4 million at the end of fiscal year 2009. Working capital was $88.5 million, down from $99.8 million as of June 30, 2009. Shareholders’ equity was $134.5 million, as compared to $126.1 million at the end of fiscal year 2009.

The Company generated $20.3 million in cash flow from operating activities in fiscal year 2010.  Net cash flow used in investing activities was $16.6 million in fiscal year 2010, which was primarily used to purchase land use rights of approximately $17.0 million, partially offset by proceeds of approximately $0.5 million from the sale of investments.

Due to restrictions on the Company’s ability to transfer cash out of the PRC, the Company is delinquent in the payment of interest on its November 2007 Debentures and May 2008 Notes. Management has been in close discussions with holders of the November 2007 Debentures and May 2008 Notes in order to reach a resolution to this issue in the near-term.

Business Outlook and Guidance

Combined sales of the Company’s top four products in fiscal year 2010 are expected to decline by 15% to 20% in fiscal year 2011, reflecting intensifying competition and the Chinese government’s control over drug pricing under recent health care reform policies.

Incremental sales from the Company’s recently approved Felodipine sustained release tablets and from the Company’s TCM products to be manufactured at Hongrui are expected to largely offset this decline in 2011.

Management estimates that the portfolio of TCM drugs to be manufactured at Hongrui will generate revenues of $7 million to $15 million during the first year of production, beginning in the second quarter of fiscal year 2011. Felodipine is expected to generate revenues of $8 million to $12 million during the first twelve months after its launch, which took place in the first quarter of fiscal year 2011.

Based on current information, the Company expects that revenues for fiscal year 2011 will be in the range of $94 million and $96 million and net income, excluding the impact from change in fair value of derivative liabilities and expenses related to the Company’s convertible debentures, will be in the range of $29 million and $31 million.

“We believe that our strong balance sheet and cash position provides Jiangbo with unique flexibility to acquire innovative new products and pursue strategic acquisitions.  Presently we are evaluating select opportunities to enhance our growth prospects, strengthen our market position and vertically integrate our operations. With the transitional year of 2010 behind us, we believe that we are well positioned to create value for shareholders in 2011 and beyond,” commented Mr. Jin.

Conference Call

Jiangbo Pharmaceuticals, Inc. management will host a conference call at 9:00 a.m. Eastern Time on Thursday, September 30, 2010 to discuss financial results for the fourth quarter fiscal 2010 ended June 30, 2010. The conference call will be hosted by Mr. Linxian Jin, CEO, and Ms. Elsa Sung, CFO, of Jiangbo. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 815-0215. International callers should dial +1 (706) 758-5465. The Conference ID for this call is 13613835. If you are unable to participate on the live call, a replay will be available for 14 days starting on Thursday, September 30, 2010 at 10:00 a.m. Eastern Time. To access the replay, dial (800) 642-1687, international callers dial (706) 645-9291. The Conference ID is 13613835.

Use of Non-GAAP Financial Information

This press release includes certain financial information, adjusted net income and adjusted fully diluted earnings per share, which are not presented in accordance with GAAP. Adjusted net income was derived by taking net income and adjusting it with  a loss from discontinued operations, unrealized losses on trading securities and non-cash amortization of debt discount and debt issuance costs related to convertible securities. The Company's management believes that these non-GAAP measures provide investors with a better understanding of the Company’s historical results from its core business operations. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which is adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information provided by the Company may also differ from non-GAAP information provided by other companies.  A table below provides a reconciliation of the non-GAAP financial information to the nearest GAAP measure.

About Jiangbo Pharmaceuticals, Inc.

Jiangbo Pharmaceuticals is engaged in the research, development, production, marketing and sales of pharmaceutical products in China. The Company’s operations are located in Eastern China in an Economic Development Zone in Laiyang City, Shandong Province. Jiangbo produces both western and Chinese herbal-based medical drugs in tablet, capsule, granule, syrup and electuary (sticky syrup) form. For additional information, please visit the Company’s website (www.jiangbopharma.com).

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

- Financial Statements Follow -

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY GENESIS PHARMACEUTICALS ENTERPRISES, INC.)
CONSOLIDATED BALANCE SHEETS

A S S E T S
	June 30,	June 30,
	2010	2009
	(Unaudited)

CURRENT ASSETS:
Cash	$108,616,735	$104,366,117
Restricted cash	11,135,880	7,325,000
Investments	168,858	879,228
Accounts receivable, net of allowance for doubtful accounts of
$1,343,421 and $694,370 as of June 30, 2010 and 2009, respectively	33,195,201	19,222,707
Inventories	2,200,614	3,277,194
Other receivables	13,241	167,012
Other receivables - related parties	324,060	-
Advances to suppliers	260,688	236,496
Financing costs - current	435,634	680,303
Total current assets	156,350,911	136,154,057

PLANT AND EQUIPMENT, net	13,284,312	13,957,397

OTHER ASSETS:
Long term prepayments	110,725	0
Restricted investments	-	1,033,463
Financing costs, net	-	556,365
Intangible assets, net	32,594,326	17,041,181
Total other assets	32,705,051	18,631,009

Total assets	$202,340,274	$168,742,463

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable	$4,113,219	$6,146,497
Short term bank loans	2,209,500	2,197,500
Notes payable	11,135,880	7,325,000
Other payables	3,888,035	2,152,063
Refundable security deposits due to distributors	3,829,800	4,102,000
Other payables - related parties	255,595	238,956
Accrued liabilities	4,899,829	1,356,898
Liabilities assumed from reorganization	524,614	1,565,036
Taxes payable	6,259,271	11,248,226
Derivative liabilities	18,497,226	-
Convertible debt, net of discount of $13,699,752 as of June 30, 2010	12,210,248	-
Total current liabilities	67,823,217	36,332,176

CONVERTIBLE DEBT, net of discount $28,493,089 as of June 30, 2009	-	6,346,911

Total liabilities	67,823,217	42,679,087

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Convertible preferred stock Series A ($0.001 par value; 20,000,000 shares authorized as of June 30, 2010 and 2009, respectively;
0 shares issued and outstanding as of June 30, 2010 and 2009 )	-	-
Common stock ($0.001 par value, 22,500,000 shares authorized,
11,701,802 and 10,435,099 shares issued and outstanding
as of June 30, 2010 and 2009, respectively)	11,702	10,435
Paid-in-capital	30,846,915	48,397,794
Capital contribution receivable	(11,000)	(11,000)
Retained earnings	92,797,859	67,888,667
Statutory reserves	3,253,878	3,253,878
Accumulated other comprehensive income	7,617,703	6,523,602
Total shareholders' equity	134,517,057	126,063,376
Total liabilities and shareholders' equity	$202,340,274	$168,742,463

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY GENESIS PHARMACEUTICALS ENTERPRISES, INC.)
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

REVENUES:
Sales	$29,308,512	$31,152,620	$97,443,897	$117,143,950
Sales- related parties	-	83	-	244,026
TOTAL REVENUES, net	29,308,512	31,152,703	97,443,897	117,387,976

Cost of sales	8,195,200	8,149,727	26,097,103	27,854,747
Cost of sales -related parties	-	19	-	54,519
COST OF SALES	8,195,200	8,149,746	26,097,103	27,909,266

GROSS PROFIT	21,113,312	23,002,957	71,346,794	89,478,710

RESEARCH AND DEVELOPMENT EXPENSE	1,100,700	1,099,875	4,400,100	4,395,000

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,331,689	4,203,777	18,731,844	35,315,529

INCOME FROM OPERATIONS	14,680,923	17,699,305	48,214,850	49,768,181

OTHER (INCOME) EXPENSE, NET:
Change in fair value of derivative liabilities	(1,141,384)	-	(14,631,455)	-
Non-operating expense (income), net	162,061	(257,927)	382,122	804,561
Non-operating expense (income) - related party	(80,718)	(69,694)	(322,674)	(382,970)
Interest expense, net	4,233,550	1,760,543	19,796,531	5,904,511
Loss from discontinued operations	43,023	88,116	243,792	1,781,946
OTHER EXPENSE , NET	3,216,532	1,521,038	5,468,316	8,108,048

INCOME BEFORE PROVISION FOR INCOME TAXES	11,464,391	16,178,267	42,746,534	41,660,133

PROVISION FOR INCOME TAXES	4,278,118	4,686,549	12,896,179	12,779,869

NET INCOME	$7,186,273	$11,491,718	$29,850,355	$28,880,264

OTHER COMPREHENSIVE INCOME:
Unrealized gain (loss) on marketable securities	77,843	633,412	166,378	(1,514,230)
Foreign currency translation adjustment	730,330	(41,357)	927,723	336,927

COMPREHENSIVE INCOME	$7,994,446	$12,083,773	$30,944,456	$27,702,961

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	11,524,297	10,435,049	11,104,025	10,061,326
Diluted	14,998,414	14,898,332	15,135,130	14,484,830

EARNINGS PER SHARE:
Basic	$0.62	$1.10	$2.69	$2.87
Diluted	$(0.39)	$(0.28)	$1.36	$0.09

JIANGBO PHARMACEUTICALS, INC.  AND SUBSIDIARIES
(FORMERLY GENESIS PHARMACEUTICALS ENTERPRISES, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Twelve Months Ended
	June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$29,850,355	$28,880,264
Loss from discontinued operations	243,792	1,781,946
Income from continuing operations	30,094,147	30,662,210
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation	823,087	679,507
Amortization of intangible assets	1,585,141	735,427
Amortization of debt issuance costs	801,034	680,276
Amortization of debt discount	14,823,337	4,006,868
Loss from issuance of shares for in lieu of interest	318,936	-
Interest payment with shares in lieu of cash	4,457	-
Bad debt (recovery) expense	642,499	538,069
Loss on sale of marketable securities	406,346	473,303
Unrealized (gain) loss on investments	(150,525)	229,425
Other non-cash settlement (income) expense	-	(20,000)
Change in fair value of derivative liabilities	(14,631,455)	-
Stock based compensation	531,750	-
Amortization of stock based compensation	135,104	106,815
Changes in operating assets and liabilities
Accounts receivable	(14,450,712)	4,651,284
Accounts receivable - related parties	-	676,579
Inventories	1,089,795	792,293
Other receivables	154,018	(21,038)
Other receivables- related parties	(322,674)	-
Advances to suppliers	(22,856)	1,495,805
Accounts payable	(2,057,625)	3,795,084
Refundable security deposits due to distributors	(293,340)	4,102,000
Other payables	1,716,847	(1,534,740)
Other payables - related parties	16,571	(86,692)
Accrued liabilities	4,221,119	1,182,018
Liabilities assumed from reorganization	(150,407)	(1,301,337)
Taxes payable	(5,028,760)	11,081,110
Net cash provided by operating activities	20,255,834	62,924,266

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Hongrui	-	(8,584,900)
Proceeds from sale of investments	531,750	407,005
Purchase of equipment	(76,993)	(156,702)
Prepayments made for purchase of equipment	(110,251)	-
Purchase of intangible assets	(16,979,106)	-
Cash proceeds from sale of equipment	-	15,615
Net cash used in investing activities	(16,634,600)	(8,318,982)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	(3,754,752)	538,815
Proceeds from notes payable	14,843,004	13,896,990
Principal payments on notes payable	(11,088,252)	(12,439,315)
Borrowings on short term bank loans	2,200,050	2,197,500
Principal payments on short term bank loans	(2,200,050)	(2,783,500)
Net cash provided (used) in financing activities	-	1,410,490

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	629,384	154,545

NET INCREASE IN CASH	4,250,618	56,170,319

CASH, beginning of the period	104,366,117	48,195,798

CASH, end of the period	$108,616,735	$104,366,117

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$142,523	$2,255,809
Cash paid for taxes	$14,900,838	$6,167,810
Non-cash investing and financing activities:
Common stock issued to acquire Hongrui	$-	2,597,132

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY GENESIS PHARMACEUTICALS ENTERPRISES, INC.)
RECONCILIATION OF NON-GAAP NET INCOME
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Income	$7,186,273	$11,491,718	$29,850,355	$28,880,264
Loss from discontinued operations	43,023	88,116	243,792	1,781,946
Unrealized loss (gain) on investments	119,814	(1,026,097)	(150,525)	229,425
Loss (gain) in fair value of derivative liabilities	(1,141,384)	-	(14,631,455)	-
Amortization of debt discount and debt issuance costs related to convertible debentures	3,543,451	1,497,392	15,624,371	4,687,144

Adjusted Net Income	$9,751,177	$12,051,129	$30,936,538	$35,578,779

Basic Weighted Average Number of Shares	11,524,297	10,435,049	11,104,025	10,061,326
Adjusted Basic Earnings per Share	$0.85	$1.15	$2.79	$3.54

Diluted Weighted Average Number of Shares**	14,998,414	14,898,332	15,135,130	14,484,830
Adjusted Diluted Earnings per Share	$0.65	$0.81	$2.04	$2.46

** Including outstanding options and warrants using treasury method of calculation plus the number of shares if converted from the convertible debt

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